Exhibit 99.1

Steel Operations Rebound

DALLAS, March 25 /PRNewswire-FirstCall/ — Texas Industries, Inc. (NYSE: TXI) today reported net income of $20.9 million ($0.92 per share) for the quarter ended February 29, 2004. The same quarter of a year ago showed a net loss of $17.2 million ($0.81 per share). The results for 2004 included an after-tax gain from the sale of brick assets of $20.5 million ($0.90 per share).

“Both sides of the business showed significant improvement,” stated Robert D. Rogers, Chief Executive Officer. “Steel margins are beginning to recover despite unprecedented increases in raw material costs.”

Steel operating profit for the third quarter equaled $11.6 million, up from the loss of $5.8 million in the second quarter. Shipments and realized prices increased 22% and 15%, respectively. Higher production rates and greater efficiencies at the Virginia plant were also key to the improved third quarter results.

CAC operating profit of $13.5 million (excluding the gain from the sale of brick assets) was double that of last year’s weather-impacted results. Shipments for major products increased by 8-15%, while realized prices were even with those of a year ago.

“Even though margins are increasing, there remains much room for improvement,” continued Rogers. “The Company’s return to profitability in the third quarter indicates the beginning of a movement toward more acceptable returns. Further favorable operating results can be anticipated in both segments of TXI.”

As a result of the Company’s adoption of the Financial Accounting Standards Board Interpretation No. 46 (“Consolidation of Variable Interest Entities”), the preferred securities of subsidiary on the Company’s balance sheet have been reclassified to long-term convertible debt and the dividends on those securities have been reclassified to interest expense on the income statement. The reclassifications have no effect on net income or financial position.

The Company’s third quarter teleconference will be held today, March 25, 2004 at 2:00 p.m. Central Time. A real-time webcast of the conference is available by logging on to TXI’s website at http://investorrelations.txi.com/medialist.cfm

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations which are more fully described in the Company’s Annual Report on SEC Form 10-K.

TXI is a leading supplier of building materials, primarily cement and structural steel. Cement operations serve Texas and California, the two largest cement markets in the nation. Structural steel products are distributed throughout North America.

TXI SUMMARY OF EARNINGS (Unaudited) (In thousands except per share)

	Quarter ended		Nine months ended
	February 29, 2 004	February 28, 2003	February 29, 2004	February 28, 2003
Net sales	$ 407,970	$ 296,411	$ 1,152,567	$ 1,000,078
Costs and expenses	372,983	322,347	1,141,399	1,029,734
Loss on early
retirement of debt	—	—	11,246	—
	34,987	(25,936)	(78)	(29,656)
Income taxes (benefit)	14,098	(8,718)	124	(13,013)
	20,889	(17,218)	(202)	(16,643)
Cumulative effect
of accounting
change - net of tax	—	—	(1,071)	—
NET INCOME (LOSS)	$ 20,889	$(17,218)	$ (1,273)	$ (16,643)
EARNINGS (LOSS) PER SHARE
Basic	$ 0.99	$ (0.81)	$ (0.06)	$ (0.79)
Diluted	$ 0.92	$ (0.81)	$ (0.06)	$ (0.79)
BUSINESS SEGMENT INFORMATION
CAC
Net sales	$ 166,280	$ 147,819	$ 555,060	$ 520,961
Operating profit	47,886	6,711	91,793	56,764
Steel
Net sales	241,690	148,592	597,507	479,117
Operating profit (loss) 11,594	(12,493)	(4,326)	(29,584)

SOURCE Texas Industries, Inc
     -0-                         03/25/2004
    /CONTACT: Kenneth R. Allen, Vice President and Treasurer of Texas
Industries, Inc., +1-972-647-6730, or fax, +1-972-647-3964, or
investor@txi.com /
     /Web site: http://www.txi.com
http://investorrelations.txi.com/medialist.cfm / (TXI)

CO: Texas Industries, Inc. ST: Texas, Virginia, California IN: CST MNG SU: ERN CCA MAV